ICC08      Form WQVUL08

                                                         [OBJECT OMITTED]]

                                                AMERICAN NATIONAL INSURANCE COMPANY
                                                   A STOCK LIFE INSURANCE COMPANY

                             Insured                                                                Specified Amount
                       Policy Number                                                                Date of Issue

                                                    Home Office: One Moody Plaza
                                                       Galveston, Texas 77550
                                                  Telephone Number: (409) 763-4661

 This number is available for policyholders to present inquiries or obtain information about coverage and to provide assistance in resolving complaints. A listing of the state Department of Insurance telephone numbers has been provided for you within this
                                                      Policy on the next page.

AMERICAN NATIONAL INSURANCE COMPANY ("We",  "Us", "Our") will pay the Death Benefit to the Beneficiary  subject to the provisions of the Policy.  The Death  Benefit is payable  upon  receipt at Our Home  Office in  Galveston,  Texas,  of  Satisfactory  Proof of the
Insured's  Death.  The Policy is issued in  consideration  of the  Application  and payment of the premiums  shown on the Data Page.
This Policy is a legal contract between the Owner and American National Insurance Company.  READ YOUR POLICY CAREFULLY.

RIGHT TO CANCEL  POLICY.  You may cancel the Policy by  returning  it to Us or our Agent  within ten (10) days after You receive the
Policy.  We will refund the premiums paid  adjusted by investment  gains during the fifteen (15) day period after such premiums have been allocated to the money market subaccount and by investment gains and losses  thereafter.  If this is a replacement  Policy, you have thirty (30) days to cancel.  After  cancellation  of this Policy and refund of premiums paid, both parties shall be in the same position as if no Policy had been issued.

THE  ACCUMULATION  VALUE IN THE AMERICAN  NATIONAL  VARIABLE  LIFE  SEPARATE  ACCOUNT IS BASED ON THE  INVESTMENT  EXPERIENCE OF THE
SUBACCOUNTS IN THE SEPARATE ACCOUNT THAT YOU CHOOSE AND MAY INCREASE OR DECREASE DAILY.  THE ACCUMULATION VALUE IS NOT GUARANTEED.

THE AMOUNT OF THE DEATH BENEFIT OR THE DURATION OF THE DEATH BENEFIT, OR BOTH, MAY VARY UNDER THE PROVISIONS OF THE POLICY.

THIS  POLICY MAY NOT  QUALIFY AS LIFE  INSURANCE  UNDER  FEDERAL  TAX LAW AFTER THE  INSURED  REACHES  AGE 120 AND MAY BE SUBJECT TO
ADVERSE TAX CONSEQUENCES. YOU SHOLD CONSULT A TAX ADVISOR BEFORE CHOOSING TO CONTINUE THE POLICY PAST AGE 120.

Signed for the Company at Galveston, Texas on the Date of Issue.

                           Mark Flippin                                         G. Richard Ferdinandsten
                           SECRETARY                                                    PRESIDENT

                                        FLEXIBLE PREMIUM VARIABLE ADJUSTABLE LIFE INSURANCE
                                    INVESTMENT EXPERIENCE REFLECTED IN SOME VALUES AND BENEFITS.
                                                  NONPARTICIPATING. NO DIVIDENDS.

                                     LISTING OF STATE DEPARTMENT OF INSURANCE TELEPHONE NUMBERS

   STATE                               TELEPHONE                                INTERNET
[ALASKA-------------------------------------(907) 465-2515----------------------www.commerce.state.ak.us/insurance
COLORADO------------------------------------(303) 894-7490----------------------www.dora.state.co.is/insurance
GEORGIA-------------------------------------(404) 656-2070----------------------www.gainsurance.org
HAWAII--------------------------------------(808) 586-2790----------------------www.hawaii.gov/dcca
IDAHO---------------------------------------(800) 721-3272----------------------www.doi.idaho.gov
INDIANA-------------------------------------(800) 622-4461----------------------www.in.gov/idoi
IOWA----------------------------------------(877) 955-1212----------------------www.iid.state.ia.us
KANSAS--------------------------------------(785) 296-3072----------------------www.ksinsurance.org
KENTUCKY -----------------------------------(800) 595-6053----------------------www.doi.ppr.ky.gov/kentucky
LOUSIANA------------------------------------(800) 259-5300----------------------www.ldi.state.la.us
MAINE---------------------------------------(207) 624-9475----------------------www.main.gov/pfr/insurance
MARYLAND------------------------------------(410) 468-2000----------------------www.mdinsurance.state.md.us
MASSACHUSETTS-------------------------------(617) 973-8787----------------------www.mass.gov/doi
MICHIGAN------------------------------------(877) 999-6442----------------------www.michigan.gov/ofis
MINNESOTA-----------------------------------(800) 657-3602----------------------www.state.mn.us
NEBRASKA------------------------------------(402) 471-2201----------------------www.doi.ne.gov
NEW HAMPSHIRE-------------------------------(800) 852-3416----------------------www.nh.gov/insurance/consumers
NORTH CAROLINA------------------------------(800) 546-5664----------------------www.ncdoi.com/consumer
OHIO----------------------------------------(800) 686-1526----------------------www.ohioinsurance.gov
OKLAHOMA------------------------------------(405) 521-2828----------------------www.ok.gov/oid
PENNSYLVANIA--------------------------------(877) 881-6388----------------------www.ins.state.pa.us
PUERTO RICO---------------------------------(787) 304-8686----------------------www.ocs.gobierno.pr
RHODE ISLAND--------------------------------(401) 462-9500----------------------www.dbr.state.ri.us
SOUTH CAROLINA------------------------------(803) 737-6180----------------------www.doi.sc.gov/consumer
TENNESSEE-----------------------------------(615) 741-4737----------------------www.state.tn.us/consumer
TEXAS---------------------------------------(800) 252-3439----------------------www.tdi.state.tx.us
UTAH ---------------------------------------(800) 439-3805----------------------www.insurance.utah.gov/complaint
VERMONT-------------------------------------(802) 828-3307----------------------www.bishca.state.vt.us
VIRGINIA------------------------------------(877) 310-6560----------------------www.scc.virginia.gov]

                                                     GUIDE TO POLICY PROVISIONS

                                                              PAGE
         DATA PAGE

Additional benefits, riders, if any, and a copy of the Application follow the Policy Data Page.

                                                        DEFINITION OF TERMS

ACCUMULATION  VALUE - the total amount that the Policy  provides for  investment at any time.  The value of the Policy as defined in the Accumulation Value provision.

APPLICANT - the person whose signature is shown as such in the Application.

APPLICATION - is the form so labeled for the Policy and any  supplemental  applications or applications for an increase in specified amount, addition of a rider, or reinstatement.

ATTAINED  AGE - the age at issue as shown on the Data Page plus the  number of  complete  Policy  Years  that the Policy has been in force.

BENEFICIARY - the  Beneficiary  designated in the  Application.  If changed,  the Beneficiary is as shown in the latest change filed and recorded with Us.  The Beneficiary is named to receive the Death Benefit in the event of the Insured's death.

COST OF  INSURANCE - that portion of the Monthly  Deduction  required to pay for the Policy's  insurance  coverage,  other than that provided by any riders.

DATA PAGE - the pages of the Policy so entitled.

DATE OF ISSUE - the Date of Issue set forth in the  Policy and any  riders  thereto  that is used to  determine  anniversary  dates,
Policy Years and Monthly Deduction Dates.

DEATH BENEFIT - the amount of insurance coverage provided under the selected Death Benefit option of the Policy.

GUARANTEED  COVERAGE  PREMIUM - the premium shown on the Data Page which, if paid in advance as required,  will cause Us to keep the
Policy in force so long as other Policy  provisions are met, even if the Surrender  Value is zero or less.  The guaranteed  coverage period is stated on the Data Page.

HOME OFFICE - means American National Insurance Company, One Moody Plaza, Galveston, Texas.

INSURED - the person named as such on the Data Page and upon whose life the Policy is issued.

INTERSTATE  INSURANCE PRODUCT  REGULATION  COMMISSION - ("IIPRC") a publicly entity treated as an  instrumentality of the Compacting
Member States which provides the States with a vehicle to develop uniform national  product  standards that will afford a high level of protection to consumers for life insurance, annuities, disability income and long term care insurance products.

IRREVOCABLE  BENEFICIARY  - a Beneficiary  that cannot be changed  without the consent of the person  designated as the  Irrevocable
Beneficiary.

LAPSE - this  Policy will Lapse when the  Surrender  Value is not  sufficient  to provide  for a Monthly  Deduction,  or Policy Debt exceeds  Accumulation  Value less any surrender  charge,  and a grace period expires  without  sufficient  payment,  except that the
Policy will not lapse if the  requirements of the guaranteed  coverage benefit  provision have been met.  Coverage will terminate in accordance with the grace period provision of this Policy.

MONTHLY  DEDUCTION - the sum of the Cost of Insurance charge,  plus the applicable charge for any riders,  the monthly policy charge and the monthly expense fee as specified on the Data Page.

MONTHLY  DEDUCTION  DATE - the same date in each  succeeding  month as the Date of Issue except that whenever the Monthly  Deduction falls on a date other than a Valuation  Date, the Monthly  Deduction Date will be deemed the next Valuation  Date.  This is the date the Monthly Deduction is taken from the Accumulation Value.  The Date of Issue is the first Monthly Deduction Date.

OWNER - the Owner of the Policy,  as designated in the  Application  or as  subsequently  changed.  If a Policy has been  absolutely assigned, the assignee is the Owner.  A collateral assignee is not the Owner.

PAYEE - the person to whom any of the proceeds of the Policy and any riders is payable.

PLANNED  PERIODIC  PREMIUM - a scheduled  premium of a level amount at a fixed  interval as selected by You. You are not required to follow  this  schedule  and  following  this  schedule  does not  necessarily  ensure the  Policy  will  remain in force  unless the requirements of the guaranteed coverage benefit provisions are met.

POLICY - this life insurance contract.

POLICY DEBT - the sum of all unpaid loans and accrued interest thereon.

POLICY YEAR - the period from one anniversary date until the next anniversary date.

PREMIUM PAYER - the person responsible for the payment of premiums.

SATISFACTORY PROOF OF INSURED'S DEATH - means all of the following must be submitted:
(1) a certified copy of the death certificate of the Insured or other lawful evidence providing equivalent information;
(2) a claimant statement;
(3) the Policy; and
(4) any other information We may reasonably require to establish the validity of the claim.

SPECIFIED AMOUNT - the Accumulation Value less any Policy Debt and surrender charge.

YOU, YOUR - means the Owner of the Policy.

WE, US, OUR - means American National Insurance Company.

WRITTEN REQUEST - means a request in writing in a form satisfactory to Us and filed at Our Home Office.

                                                      NONPARTICIPATING POLICY

                            The Policy is nonparticipating and does not share in Our profits or surplus.

                                                           DEATH BENEFIT

DEATH  BENEFIT - The Death  Benefit of the Policy is the amount  provided  by the Death  Benefit  option in effect  when the Insured dies. The Policy must be in full force on the date of death;  otherwise,  there is no Death  Benefit.  Interest on the Death Benefit will  accrue  from the date of death to the date of  payment  at a rate  equal to the rate for  proceeds  left on  deposit  with Us.
Additional  interest,  at a rate of 10% will be paid if the death  benefit  is not paid  within 31 days from the  latest of: (1) Our receipt of Satisfactory  Proof of Insured's Death, (2) Our receipt  sufficient  information to determine the extent of liability and payee;  and (3) removal of any legal  impediments to payment of proceeds that were dependent upon parties other than Us.  Adjustment in the Death Benefit will be made as provided in the following  paragraphs.  The Death Benefit option elected in the  Application is shown on the Data Page.

If the Death Benefit  qualification  test shown on the Data Page is guideline  premium,  the Death Benefit prior to the  anniversary date following the insured's 100th birthday is as follows:

OPTION A is the greater of the following:  (1) the Specified Amount on the date of death; or (2) the  Accumulation  Value at the end of the valuation period that includes the date of death multiplied by a corridor percentage from the table on page 5.

OPTION B is the greater of the following:  (1) the Specified Amount on the date of death plus the  Accumulation  value at the end of the  valuation  period that  includes  the date of death;  or (2) the  Accumulation  Value at the end of the  valuation  period that includes the date of death multiplied by a corridor percentage from the table on page 5.

If the Death Benefit  qualification  test shown on the Data Page is cash value  accumulations  test,  the Death Benefit prior to the anniversary date following the insured's 100th birthday is as follows:

OPTION A is the greater of: (1) the Specified  Amount on the date of death; or (2) the minimum Death Benefit,  on the date of death, necessary to comply with IRC Section 7702(b).

OPTION B is the greater of (1) the  Specified  Amount on the date of death plus the  Accumulation  Value at the end of the valuation period that  includes  the date of death;  or (2) the minimum  Death  Benefit,  on the date of death,  necessary  to comply with IRC
Section 7702(b).

The Death Benefit on or after the anniversary date following the insured's 100 birthday is 110% of the Accumulation Value.

MONTHLY  DEDUCTION  DUE AT DEATH - If the  Insured  should die during the grace  period,  from any Death  Benefit We will  deduct an amount to cover Monthly Deductions to the end of the month of death.

POLICY DEBT ADJUSTMENT - We will deduct any Policy Debt from any Death Benefit.

MISSTATEMENT  OF AGE AND SEX - If the Insured's age or sex has been stated  incorrectly,  the Death Benefit will be that which could have been purchased by the most recent Cost of Insurance charge at the correct age and sex.

SUICIDE - If the  Insured  should die by suicide,  while sane or insane,  within 2 years from the Date of Issue,  the Death  Benefit will be limited to the premiums  paid less any partial  surrenders  and Policy  Debt.  If the Insured  should die by suicide,  while sane or insane,  within 2 years from the  effective  date of any increase in Specified  Amount,  the Death  Benefit for the increase will be  limited  to the Cost of  Insurance  associated  with the  increase.  The  provisions  of this  paragraph  shall  apply to a reinstatement  for 2 years from the effective date of such  reinstatement  to the extent that We shall be liable only for the return of Cost of Insurance and expenses, if any, paid on or after the reinstatement.

DEATH BENEFIT PROCEEDS - The proceeds  payable to the Beneficiary  upon receipt by Us of Satisfactory  Proof of Death of the Insured while the Policy is in force equal to:

(1)  the Death Benefit; plus
(2)  any additional life insurance proceeds provided by any riders; minus
(3)  any Policy Debt; minus
(4)  any unpaid Monthly Deduction that may apply during a grace period.

PAYMENT OF DEATH BENEFIT - The Death Benefit proceeds may be paid in one sum or under the settlement options of the Policy.

                                                   TABLE OF CORRIDOR PERCENTAGES
                                     FOR THE GUIDELINE PREMIUM DEATH BENEFIT QUALIFICATION TEST

     INSURED'S AGE                                 INSURED'S AGE                               INSURED'S AGE
  BEGINNING OF POLICY          CORRIDOR         BEGINNING OF POLICY         CORRIDOR        BEGINNING OF POLICY         CORRIDOR
         YEAR                     %                    YEAR                    %                    YEAR                    %
        0 - 40                   250                    53                    164                    67                    118
          41                     243                    54                    157                    68                    117
          42                     236                    55                    150                    69                    116
          43                     229                    56                    146                    70                    115
          44                     222                    57                    142                    71                    113
          45                     215                    58                    138                    72                    111
          46                     209                    59                    134                    73                    109
          47                     203                    60                    130                    74                    107
          48                     197                    61                    128                  75-90                   105
          49                     191                    62                    126                    91                    104
          50                     185                    63                    124                    92                    103
          51                     178                    64                    122                    93                    102
          52                     171                    65                    120                    94                    101
                                                        66                    119            95 and thereafter             101

                                                       POLICY CHANGE OPTIONS

You may make Written  Request for any of the following  changes in the Policy.  The Policy must  accompany the change  request.  The requested  change will require Our consent.  Once approved,  We will provide an endorsement to the Policy showing the changes to the
Policy as a result of the change.

ELECTIVE  INCREASE IN SPECIFIED AMOUNT - You must submit a new Application to increase the Specified  Amount.  Except as provided in the automatic  increase benefit rider, if any, We also require  evidence  satisfactory to Us that the Insured is insurable under Our current rules and practices.

The minimum  amount of increase in  Specified  Amount is $5,000.  An increase in Specified  Amount may not be made if the  Insured's
Attained Age is over 85. The increase will become  effective on the Monthly  Deduction  Date that coincides with or next follows the date We approve the increase.  An endorsement will show the effective date for the increase.

If the increase is made during the  Guaranteed  Coverage  Period a new  Guaranteed  Coverage  Premium will be shown.  An increase in
Specified  Amount does not start a new guaranteed  coverage  benefit period.  You may cancel this increase by following the Right to
Cancel  provision  as stated on the front of the Policy.  Depending  on the  Accumulation  Value at the time of the increase and the amount of the increase You request, We reserve the right to require an additional premium payment.

DECREASE IN  SPECIFIED  AMOUNT - A decrease  in  Specified  Amount is allowed any time prior to age 99. A decrease in the  Specified
Amount will be  effective  on the Monthly  Deduction  Date that  coincides  with or next  follows the date We receive  Your  written request.  The minimum amount of decrease in Specified  Amount is $5,000.  The Specified  Amount  remaining in force after a decrease may not be less than $100,000.

If  following  the decrease in  Specified  Amount,  the Policy  would not comply with the maximum  premium  limitations  required by federal  tax law,  the  decrease  may be  limited or  Accumulation  Value may be  returned  to You at Your  election,  to the extent necessary to meet these requirements.  A decrease in the Specified Amount will reduce the Specified Amount in the following order:

(1)  the Specified Amount provided by the most recent increase;
(2)  the next most recent increases successively; and
(3)  the initial Specified Amount.

If there is a decrease  in the  Specified  Amount  that  reduces an elective  increase,  We will deduct a surrender  charge from the
Accumulation  Value.  Such  deduction  will be the sum of surrender  charges  computed  separately  for each  reduction in Specified
Amount as required in (1) - (3) above.  The  surrender  charge for each  reduction  is a pro rata  portion of any  surrender  charge applicable to a full surrender of the related  increase or initial  Specified  Amount.  This portion will be based on the percentage reduction in the related increase or initial  Specified  Amount.  The surrender  charges  applicable to each increase or the initial
Specified  Amount  remaining in force will be reduced on a pro rata basis.  A decrease in  Specified  Amount will take effect on the
Monthly Deduction Date that coincides with or next follows the date We receive the Written Request from You.

CHANGE IN DEATH  BENEFIT  OPTION - The Death  Benefit  option in effect may be  changed at any time by sending a Written  Request to
Us. The  effective  date of such a change  will be the  Monthly  Deduction  Date on or  following  the date the  Written  Request is received  by Us. If the Death  Benefit  option is changed  from  option A to option B, the  Specified  Amount  after the change will equal the  Specified  Amount  before the change  minus the  Accumulation  Value on the  effective  date of the change.  If the Death
Benefit  option is changed  from option B to option A, the  Specified  Amount  under  option A after the change will equal the Death
Benefit under option B on the effective date of change.

A change in Death  Benefit  option  will not be allowed if the  Specified  Amount  remaining  in force after the change is less than
$100,000.  A change in the Death Benefit option will not result in an immediate  change in the  Accumulation  Value.  An increase in
Specified Amount due to a Death Benefit option change will result in certain  increases in the Monthly  Deduction and the Guaranteed
Coverage  Premium.  A change in the Death Benefit  option may affect  surrender  charges since these charges are assessed based on a rate per $1,000 of Specified Amount.

                                                              PREMIUMS

PREMIUM  PAYMENTS  - The  initial  premium  shown on the Data Page is due on the Date of Issue,  and must be paid in  advance of the
Policy  becoming  effective.  You may choose the amount and  frequency of any  additional  premium  payments,  subject to the limits described  below.  All  premiums are payable in advance.  Subsequent  payments  must be made at Our Home Office.  If You stop paying premiums, the Policy will continue in force subject to the grace period provision.

If the Death Benefit  qualification  test shown on the Data Page is guideline  premium,  and the total  premiums paid on this Policy should exceed the  limitations of the Internal  Revenue Code, We will return the excess premiums to You within the time permitted by law,  unless  premium is necessary to keep the Policy in force.  Premium  payments  which result in an increase in the net amount at risk under the Policy will require evidence of insurability.

PLANNED  PERIODIC  PREMIUM - Your Planned  Periodic  Premium and the payment  interval You have selected are shown on the Data Page.
You may change the amount and frequency, but We have the right to limit the amount of the Planned Periodic Premium.

The Planned Periodic Premium schedule must equal or exceed the Guaranteed  Coverage  Premium.  Premium payments will not be accepted after the anniversary date following the Insured's 100th birthday.

UNSCHEDULED  PREMIUMS - You may make  unscheduled  premium  payments at any time while the Policy is in force, but We have the right to limit the amount of any unscheduled premium payments.

GUARANTEED  COVERAGE  BENEFIT - The Policy can not terminate for the period as stated on the Data Page after the Date of Issue if on each Monthly Deduction Date within that period the sum of premiums paid within that period equals or exceeds:

(1)  the sum of the Guaranteed Coverage Premium for each month from start of the period, including the current month, plus;
(2)  any partial surrenders and any increase in Policy Debt amount since the start of the period.

The  Guaranteed  Coverage  Premium  payment must be paid to keep the Policy in force,  even if the Surrender  Value is zero or less.
The Guaranteed  Coverage  Premium will be increased if a rider is added or increased  during the period.  If the Specified Amount is increased  during the period, a new Guaranteed  Coverage Premium will be calculated.  Increases in Specified Amount or rider changes made after the guaranteed coverage benefit has terminated will not have a Guaranteed Coverage Premium.

ALLOCATION  OF PREMIUMS - Premium  payments  will be allocated  among the  subaccounts  and fixed account as shown on the Data Page.
You may change the  allocation  for  premium  payments  by sending Us a Written  Request to do so. We will  initially  allocate  any premium received on or before the Date of Issue or within fifteen days after the Date of Issue to a money market  subaccount,  as of the Date of Issue, for fifteen days. Upon expiration of this period,  if the Policy is not canceled,  the Accumulation  Value in the money market  subaccount  will be  automatically  transferred to the other  subaccounts in accordance  with Your premium  allocation percentages for the subaccounts or the fixed account as the case may be.

GRACE PERIOD - A 61 day grace  period is granted for the payment of a premium  sufficient  to cover the Monthly  Deduction if on any monthly  deduction date the Surrender Value is insufficient  to pay the monthly  deductions or Policy Debt exceeds the  Accumulation
Value less any  surrender  charge.  However,  this  provision  will not occur be evoked if the Policy is being  continued  under the guaranteed  coverage  benefit  provision.  The grace period  begins on the date the  Surrender  Value is  insufficient  to cover the
Monthly  Deduction or the date Policy Debt  exceeds  Accumulation  Value less any  surrender  charge.  At least 31 days prior to the expiry of the grace period We will mail notice that the policy has entered the grace period and of the required  premium  payment to
You and to any assignee on record at Our Home Office.  Any payment sent by U.S.  mail must be  postmarked  within the Grace  Period.
Failure to pay the  required  premium  within the grace  period will cause the Policy to  terminate.  If the Insured dies during the grace period, any overdue Monthly Deductions and Policy Debt will be deducted from the Death Benefit proceeds.

TERMINATION OF COVERAGE - The Policy coverage will terminate on the first to occur of:

(1)  the Insured's death;
(2)  expiration of the grace period; or
(3)  Written Request for surrender and submission of the Policy for the Surrender Value.

REINSTATEMENT  - A policy may be  reinstated  any time within five years after the date coverage is  terminated.  A policy cannot be reinstated if it was surrendered.  At the time of the reinstatement request, all these conditions must be met:

(1) You must provide Us any facts We need to satisfy Us that the Insured and any person  covered by rider are then  insurable at the same risk classification as on the Date of Issue;
(2) You must pay a minimum premium sufficient to pay the Monthly Deduction for three months after the date of reinstatement;
(3)  any Policy Debt must be restored or paid back with compound interest;
(4)  You must pay all of the Monthly Deductions that were not collected during the grace period; and
(5) the surrender  charge  schedule  will be restored as of the original  Date of issue and for any increase in Specified  Amount as of the date of increase.

The  interest  rate for  reinstatement  of Policy  Debt will be 6% per year.  If the  Policy  Debt with  interest  would  exceed the
Surrender Value of the reinstated Policy, the excess must be paid before reinstatement.

                                                          POLICY ACCOUNTS

AMERICAN  NATIONAL  FIXED  ACCOUNT  - You may  elect  to  allocate  all or  part of  premiums  paid or  transfer  all or part of the
Accumulation  Value under the Policy to the fixed account.  Such amounts  allocated or transferred  become part of general  account, which  consists  of all assets  owned by Us other than those in Our  separate  accounts.  Subject to  applicable  law,  We have sole discretion  over the  investment  of the assets of the fixed  account  and You do not share in the  investment  experience  of those assets.  Instead,  We guarantee  that part of the  Accumulation  Value in the fixed account will accrue  interest daily at an annual interest rate that We will declare periodically.  The declared rate will not be less than 3% per year, compounded daily.

AMERICAN NATIONAL  VARIABLE LIFE SEPARATE ACCOUNT - The variable benefits under this Policy are provided through  investments in the
American  National  Variable Life  Separate  Account.  We  established  the American  National  Variable Life Separate  Account as a
separate investment account to support variable universal life insurance contracts.

We own the assets of the American  National  Variable Life Separate  Account.  Assets equal to the reserves and other liabilities of the American  National  Variable Life Separate  Account will not be charged with  liabilities  that arise from any other business We conduct.  We may  transfer  to Our  general  account  any assets that exceed the  reserves  and other  liabilities  of the  American
National  Variable Life Separate  Account.  American  National  Variable Life Separate Account is registered with the Securities and
Exchange  Commission  as a unit  investment  trust under the  Investment  Company Act of 1940. It is also subject to the laws of the
State of Texas.

SUBACCOUNTS  - The  American  National  Variable  Life  Separate  Account has  multiple  subaccounts.  Each  subaccount  will invest exclusively in shares of a corresponding  portfolio of an available  mutual fund. Each subaccount  represents a separate  investment portfolio of a fund. Only the elected  subaccounts of the American  National  Variable Life Separate Account as of the Date of Issue
are shown on the Data Page.

You will share only in the income,  gains and losses of the particular  subaccounts to which premium payments have been allocated or
Accumulation  Value has been  transferred.  We will value the assets of each  subaccount  of the  American  National  Variable  Life
Separate Account at the end of each valuation  period.  A valuation period is the period  commencing at the close of regular trading on the New York Stock  Exchange on one valuation  date and ending at the close of regular  trading on the New York Stock Exchange on the next succeeding valuation date.  A valuation date is each day on which the New York Stock Exchange is open for trading.

TRANSFERS - At any time that this Policy is in effect,  You may  transfer  all or a portion of the amounts  from one  subaccount  to another  subaccount,  or to the fixed account.  The minimum amount that may be transferred is $250 or the balance in the Subaccount, if less.  You may make 12 transfers  each Policy Year without  charge.  The charge for each  additional  transfer  during the Policy
Year is $10.

Transfers from the fixed account to the  subaccounts  are permitted only once each Policy Year and only during the thirty day period beginning on the  anniversary  date.  This transfer is without  charge.  The maximum amount that may be transferred out of the fixed account each year is the greater of: (a) 25% of the amount in the fixed  account,  or (b) $1,000.  Such transfer  requests  received prior to the  anniversary  date will be affected at the end of the  valuation  period  during  which the  anniversary  date  occurs.
Transfer  requests  received within the thirty day period  beginning on the  anniversary  date will be affected as of the end of the valuation  period in which a proper  transfer  request is received  by Us. We reserve  the right not to honor a transfer  request if the  underlying  portfolio  will not honor it or if it would violate the frequent  trading  policy as required by the Securities and
Exchange Commission.

ADDITION,  DELETION,  OR  SUBSTITUTION  OF  INVESTMENT - We have the right,  subject to  applicable  law, to add,  delete,  merge or substitute  subaccounts.  We reserve the right to redeem the shares of any portfolio of a fund and to  substitute  shares of another portfolio of the fund or of another  open-end  management  investment  company if the shares of a portfolio are no longer  available for investment or if, in Our judgment,  further  investment in the portfolio should become  inappropriate in view of the purposes of the American National Variable Life Separate Account.

We will not  substitute any shares  attributable  to Your interest in a subaccount of the American  National  Variable Life Separate
Account  without  notice to You and prior  approval  of the  Securities  and  Exchange  Commission,  to the extent  required  by the
Investment  Company Act of 1940.  We have the right to establish  additional  subaccounts  of the American  National  Variable  Life
Separate  Account,  each of which would  invest only in a new and  corresponding  portfolio  of a fund or in a portfolio  of another open-end  management  investment  company.  We also  have the right to  eliminate  existing  subaccounts  of the  American  National
Variable Life Separate Account.  In the event any substitution or change, We may, by appropriate  endorsement,  make such changes in the Policy as may be necessary or appropriate.

We also have the right, where permitted by law:

(1) to operate the American  National  Variable Life Separate  Account as a management  company under the Investment  Company Act of
     1940;
(2) to de-register the American  National  Variable Life Separate Account under the Act if registration is no longer  required;  and to combine the American National Variable Life Separate Account with other separate accounts.

                                                         ACCUMULATION VALUE

ACCUMULATION VALUE - The Accumulation Value is the sum of (1), (2), and (3) less the sum of (4) and (5) where:

(1) the values  attributed to the Policy in the  subaccounts of the American  National  Variable Life Separate  Account,  which will reflect the investment performance of the chosen subaccounts; plus
(2) the  Accumulation  Value held in the general  account as security  for loans and in the fixed  account  that  includes  interest paid; plus
(3)  any premium to be processed on that valuation date; less
(4)  any partial surrenders plus applicable charges, to be processed on that valuation date; less
(5)  any Monthly Deduction to be processed on that valuation date.

The entire  investment risk of the American  National  Variable Life Separate  Account is borne by You. We do not guarantee  minimum
Accumulation  Value.  On the Date of Issue or, if later,  the date the first  premium is  received,  the  Accumulation  Value is the premium  less the Monthly  Deduction  for the first  policy  month.  All values  equal or exceed  those  required  by law.  Detailed explanations of methods of calculations are on file with appropriate regulatory authorities.

SEPARATE ACCOUNT  ACCUMULATION  VALUE - The Accumulation  Value attributed to the Policy in the subaccounts of the American National
Variable Life Separate  Account will vary daily with the  performance of the  subaccounts in which You have an  Accumulation  Value, any premiums paid,  transfers,  partial  surrenders,  and charges  assessed.  There is no guaranteed  minimum Surrender Value on the separate account Accumulation Values.

On each valuation  date, the  Accumulation  Value in a subaccount is the aggregate of the values  attributable to the Policy in each of the subaccounts on the valuation date,  determined for each subaccount by multiplying the  subaccount's  unit value by the number if units allocated to the Policy.  In computing the  Accumulation  Value,  the number of subaccount units allocated to the Policy is determined  after any transfers  among  subaccounts,  or to the fixed account (and  deduction of transfer  charges),  but before any other Policy  transactions,  such as receipt of premiums and partial  surrenders,  on the valuation date.  Because the  Accumulation
Value is dependent upon a number of variables,  including the investment  performance of the chosen  subaccounts,  the frequency and amount of premium  payments,  transfers,  partial  surrenders,  loans,  and charges  assessed  in  connection  with the Policy,  the
Accumulation Value cannot be predetermined.

THE UNIT VALUE - The unit value of each subaccount  reflects the investment  performance of that subaccount.  The unit value of each subaccount  shall be calculated by multiplying  the per share net asset value of the  corresponding  portfolio on the valuation date times the number of shares held by the  subaccount,  after the purchase or  redemption  of any shares on that date;  minus the daily asset  charge as stated on the Data Page;  and  dividing  the  result by the total  number of units  held in the  subaccount  on the valuation date,  after any transfers among  subaccounts,  or the fixed account (and deduction of transfer  charges),  but before any other Policy transactions.

DEFERMENT OF PAYMENTS AND EMERGENCY  PROCEDURE - We may suspend or delay all procedures  which require  valuation of a subaccount if the New York Stock  Exchange is closed  (except for holidays or weekends) or trading is restricted  due to an existing  emergency as defined by the  Securities  and Exchange  Commission  so that We cannot  value the  subaccounts.  Any  provision of this Policy that specifies a valuation date will be superseded by this emergency procedure.

FIXED ACCOUNT  ACCUMULATION  VALUE - The fixed account  Accumulation  Value on any Monthly  Deduction  Date shall be the sum of (1),
(2), (3), and (4), less the sum of (5) and (6), where:

(1)  is the fixed account Accumulation Value on the immediately preceding Monthly Deduction Date;
(2)  is one month of interest on (1);
(3) is all premiums  received and  allocated  into the fixed  account and any value  transferred  to the fixed  account prior to the current date but since the immediately preceding Monthly Deduction Date;
(4) is interest  accumulated  on (3) from the date of receipt of the premium  allocated  to the fixed  account or the date any value was transferred into the fixed account to the Monthly Deduction Date;
(5) is the sum of any partial  surrenders  from the fixed  account  prior to the current  date but since the  immediately  preceding
     Monthly Deduction Date, and applicable surrender charges plus accumulated interest on such surrenders and charges; and
(6) is any value  transferred  out of the fixed account since the  immediately  preceding  Monthly  Deduction Date plus  accumulated interest on such transfers.

The fixed account  Accumulation  Value on any date other than a Monthly  Deduction  Date,  hereinafter  referred to as the valuation date, shall be the sum of (1), (2), (3), and (4), less (5) and (6), where:

(1)  is the fixed account Accumulation Value on the Monthly Deduction Date immediately preceding the valuation date:
(2)  is interest on (1) accumulated to the valuation date;
(3) is all premiums  received and  allocated to the fixed  account and any value  transferred  into the fixed  account  prior to the current date but since the immediately preceding Monthly Deduction Date;
(4) is  interest  on (3) from the date of  receipt  of the  premiums  allocated  to the  fixed  account  or the date any  value  was transferred into the fixed account to the valuation date;
(5) is the sum of any partial  surrenders  from the fixed account , which  occurred  prior to the current date but since the Monthly
     Deduction Date immediately  preceding the valuation date, and applicable  surrender  charges plus accumulated  interest on such surrenders and charges; and
(6) is any value  transferred  out of the fixed account since the  immediately  preceding  Monthly  Deduction Date plus  accumulated interest on such transfers.

The guaranteed  interest rate applied in the calculation of the fixed account  Accumulation Value and Accumulation Value held in the general account as security for loans is 3% per year,  compounded daily.  Fixed account  Accumulation  Values may earn interest at a higher rate.  Any change to the interest rate will be made by class and future  expectations  for  investment  earnings,  mortality, persistency, expenses, and taxes, as applicable.

NET AMOUNT AT RISK. Net Amount at Risk is the proceeds payable at death at the beginning of the Policy month minus the
Accumulation Value on the Monthly Deduction Date minus the Monthly Deduction, as defined below.

MONTHLY  DEDUCTION - The Monthly  Deduction is the sum of the Cost of Insurance  for the Policy plus the cost of any riders plus the monthly  policy  charge plus the  monthly  expense  fee.  The Monthly  Deduction  on or after the  anniversary  date  following  the insured's 100th birthday is zero.

We will  allocate the Monthly  Deduction  among the  subaccounts  and the fixed account in the same  proportion as the  Accumulation
Value in each subaccount and the fixed account bears to the total on that date.

COST OF  INSURANCE - The monthly  Cost of Insurance  is equal to the net amount of risk  multiplied  by the Cost of Insurance  rate.
The net amount of risk equals the Death Benefit less the  Accumulation  Value at the  beginning of the month.  The Cost of Insurance is based on the Insured's  Sex,  Attained Age, risk class and Specified  Amount.  Any change in the Cost of Insurance  rates will be made on a uniform basis for Insureds of the same sex, age, risk class and Specified  Amount.  The monthly  guaranteed  maximum rates and  current  rates as of the Date of Issue for the  initial  Specified  Amount of this  Policy  are  shown on the Data  Page.  If a different risk class applies  different  amounts of the net amount of risk, the Cost of Insurance will be determined  separately for each.

CONTINUATION  OF INSURANCE - Insurance  coverage  under this Policy and any benefits  provided by rider will be continued  until the
Surrender  Value will not cover the Monthly  Deduction  or Policy  Debt  exceeds  Accumulation  Value less any  surrender  charge as provided in the grace period provision, unless, the requirements of the guaranteed coverage benefit provision are met.

SURRENDER VALUE - The Surrender Value is the  Accumulation  Value on the date of surrender less any surrender  charge and any Policy
Debt.

SURRENDER CHARGE - The surrender  charge is a charge against the Accumulation  Value.  Surrender  charges are calculated  separately for the initial  Specified  Amount and for each elective  increase in the Specified  Amount.  The surrender charge is applicable for the first  fifteen  Policy  Years after the Date of Issue and fifteen  years after the  effective  date of each  elective  increase.
Thereafter,  there is no surrender  charge.  The surrender  charge is assessed  based on a rate per $1,000 of initial or increase in
Specified Amount.  The surrender charge for the initial Specified Amount is shown on the Data Page.

A surrender  charge may be assessed upon  decreases in Specified  Amount,  including  Death Benefit  option changes that result in a decrease in Specified Amount.  The surrender charge will not exceed the maximum amount permitted under applicable law.

                                                          SURRENDER OPTION

FULL SURRENDER - If the Policy is being fully  surrendered,  the actual Policy must be returned to Us along with a Written  Request.
The Policy will cease to be in force when We receive it with Your  Written  Request for full  surrender.  The amount  available  for surrender is the  Surrender  Value at the end of the valuation  period  during which the  surrender  request is received at Our Home
Office.

In most cases We will pay the  Surrender  Value to You within  seven days after We receive  Your  Written  Request.  We reserve  the right to defer the payment of any Surrender  Value for up to six months that does not depend on the  investment  performance  of the separate account.

PARTIAL  SURRENDER - You may make Written Request for partial  surrender of any amount less than the Surrender Value minus an amount sufficient to cover Monthly  Deductions for 3 months.  The minimum amount of any partial  surrender is $100. The Accumulation  Value will be reduced by the sum of the amount of partial surrender,  a $25 fee for each partial surrender,  and if Death Benefit option A is in effect, a partial surrender charge.

This  amount will be  deducted  from the  Accumulation  Value,  and values in  connection  therewith  determined,  at the end of the valuation period during which the request is received.  Unless You request  otherwise,  We will allocate  partial  surrenders to the fixed  account and  subaccount  in proportion to the  Accumulation  Value in the fixed account and in each  subaccount  prior to the partial surrender.

A partial  surrender  will reduce the Death Benefit by the amount of the  Accumulation  Value  reduction.  The reduction  will first reduce any past  increases and the initial  Specified  Amount in the reverse order in which they occurred.  If the Specified  Amount remaining in force after the reduction  would be less than the minimum shown in the decrease in Specified  Amount  provision,  found on page 6, the partial  surrender  will not be permitted.  If Death  Benefit  option A is in effect,  the  Specified  Amount will be reduced and a partial surrender charge assessed consistent with the method for a decrease in Specified Amount.

In most cases We will pay the  Surrender  Value to You within  seven days after We receive  Your  Written  Request.  We reserve  the right to defer the payment of any Surrender  Value for up to six months that does not depend on the  investment  performance  of the separate account.

LOAN - You may request a loan at any time while Your  Policy is in force.  The  maximum  amount You may borrow is the  maximum  loan amount  set  forth  on the  Data  Page.  Preferred  loans  are  available  on the  Surrender  Value  in  excess  of  premiums  paid.
Determination of whether a loan is preferred occurs each time the amount of Policy Debt changes.

 The minimum  amount You may borrow is $100 if that amount is  available  for loan.  The Policy is the sole  security  for the loan.
Loan interest is due on each  anniversary  date or when the loan is paid back if that occurs first.  In most cases,  We will pay the loan amount to You within seven days after We receive  Your  request for the loan in Our Home Office.  We reserve the right to defer the payment of any loan for up to six months that does not depend on the investment performance of the separate account.

When a loan is made,  Accumulation  Value in each subaccount and the fixed account equal to the portion  allocated to the subaccount and the fixed  account  will be  transferred  into the  general  account.  Unless You  request  otherwise,  the  Accumulation  Value transferred  out will be deducted  from the fixed account and  subaccounts  in  proportion  to the  Accumulation  Value in the fixed account and in each  subaccount  prior the loan.  The value held in the  general  account to secure  loans will earn  interest at an annual rate of 3.0% credited on the policy anniversary date.

The interest will be allocated to the  subaccounts  and the fixed account in the same  proportion  that premiums are being allocated to those  subaccounts  and fixed  account at that time.  When a Policy Debt  repayment  is made,  Accumulation  Value in the general account  equal to the loan  repayment  will be  transferred  to the fixed account and  subaccounts.  Such transfer will be allocated among  subaccounts  and the fixed  account  using the same  percentages  used to allocate  premiums at the time of  repayment.  Each repayment may not be less than $10 or the full amount of the Policy Debt, if less. Loan  repayments  must be so designated,  or they will be applied as a premium payment.

Interest on loans is charged at an annual rate of 4%, 3% on  preferred  loans.  Interest not paid when due is added to the amount of the loan and will bear interest at the same rate.

When  interest is not paid when due,  Accumulation  Value will be  transferred  from the  subaccounts  and the fixed  account to the general  account to secure  indebtedness.  This deduction will be allocated among the subaccounts and the fixed account as described above for the funding of loans.  Whenever  the Policy Debt  exceeds the  Accumulation  Value less any  surrender  charge,  the grace period provision will apply.

BASIS OF  COMPUTATIONS  - Values and benefits  described  herein are based on the mortality  table and  nonforfeiture  interest rate shown in the data pages.  A basis of charges and the method of computation  has been filed with the IIPRC.  The  Accumulation  Value under this Policy is not less than the minimum values and benefits  required by the NAIC Variable Life Insurance  Regulation,  Model
270, using Actuarial Guideline XXIV.  We determine values within a Policy Year with adjustments for time elapsed.

                                                    OVERLOAN PROTECTION BENEFIT

OVERLOAN  PROTECTION  BENEFIT - If this benefit is elected,  Your policy will not lapse due to excessive  loans. In order to receive this benefit, the conditions specified below must be satisfied and You must elect to receive the benefit by written request to Us.

TAX  CONSEQUENCES  - It is possible  that when You elect this  Benefit,  the Policy Debt may be  considered  taxable by the Internal
Revenue Service. You should consult Your attorney, accountant or other tax advisor before electing this benefit.

OVERLOAN  PROTECTION  BENEFIT CHARGE - There is a one-time  charge equal to the Overloan  Protection  Benefit rate multiplied by the
Accumulation  Value on the date You make an election to invoke the  benefit.  This  charge will be deducted  from your  Accumulation
Value. There is no charge if the benefit is never elected.

The maximum  Overloan  Protection  Benefit rate is shown on the Data Page.  At Our option,  We may charge less than the maximum rate shown. The charge may vary by the age of the Insured on the date of the election.

SPECIFIED  AMOUNT AFTER AN ELECTION - If You elect to invoke the Overloan  Protection  Benefit,  the new Specified  Amount under the
Policy will equal the Table of Accumulation Value Corridor Percentage at the Insured's attained age multiplied by:

(1)   the Accumulation Value on the date the benefit is elected, less
(2)   the benefit charge.

CONDITIONS FOR ELECTION - You may elect to receive the benefit only if:

(1)  the Insured is age 75 or older;
(2)  the Policy is in its 16th policy year or later;
(3) the Policy Debt is less than 99.9% of the  Accumulation  Value after the  Overloan  Benefit  Charge has been  deducted  from the
     Accumulation Value;
(4)  the Policy Debt must be greater than the Specified Amount; and
(5)  the Policy is not a modified endowment.

CHANGES TO POLICY UPON ELECTION - When the benefit is invoked, the following changes will apply to Your Policy:

(1)  Your Death Benefit will be Death Benefit Option A;
(2)  You may not change the Specified Amount or the Death Benefit Option;
(3)  You may not make additional premium payments, though You may make loan repayments;
(4)  You may not make/take partial withdrawals or request additional loans;
(5)  no Monthly Deductions will be made;
(6)  any attached riders with a separate charge will terminate; and
(7)  Policy Debt will remain outstanding but the Loan Interest Rate will be set equal to the current loan crediting rate.

                                                             OWNERSHIP

OWNER - While this Policy is in force You may exercise the rights of ownership.  If You are a minor,  first the Applicant,  then the
Beneficiary,  if living  and  legally  competent,  may  exercise  all  rights of  owners.  If You die while the  Insured  is living, ownership will pass to the  contingent  owner,  if named.  If there is no contingent  owner,  ownership  passes to Your estate.  All rights of the Owner, the contingent owner, the Applicant and the Beneficiary are subject to the rights of:

(1)  any assignee of record; and
(2)  any irrevocable Beneficiary.

                                                      BENEFICIARY INFORMATION

BENEFICIARY  INTEREST  -  Beneficiaries  will  be  designated  as  first,  second,  third  and so on.  A  Beneficiary  or  class  of
Beneficiaries  will receive the death benefit in that order. All  relationships  are in reference to the Insured.  Unless changed by endorsement or written request:

(1)  two or more class members will share the Death Benefit equally:
(2)  surviving class members will share equally the Death Benefit to which a deceased or disqualified  class members would have been entitled; or
(3)  if no Beneficiary survives the Insured, or qualifies, the Death Benefit will be paid to the Insured's estate.

A Beneficiary will not share in the Death Benefit if:

(1)  the Beneficiary dies within 6 days after the Insured's death; and
(2)  We have not received proof of the Insured's death.

If the Beneficiary is not a natural person,  the Beneficiary must still exist at the time of the Insured death.  All  Beneficiaries'
interests are subject to any assignment on record at Our Home Office.

CHANGE OF  BENEFICIARY - You may change a  Beneficiary  by a Written  Request.  The change will not take effect until it is recorded at Our Home  Office.  However,  once such a change is  recorded,  the change will take effect as of the date the request was signed, whether or not the Insured is living on the date the change is  recorded,  subject to any payment  made or other  action taken by Us before such recording.  The change is subject to:

(1)  the rights of an assignee of record; and
(2)  the rights of an irrevocable Beneficiary.

                                                         GENERAL PROVISIONS

CONTRACT AND  REPRESENTATIONS - The Policy,  any endorsements,  any riders,  any Applications,  if attached at the Date of Issue, or the effective date of any increase,  form the entire contract.  All statements in any Application,  in the absence of fraud, will be deemed representations and not warranties.  No statement will be used to void the Policy or in defense of a claim under it unless:

(1)  it is contained in a written Application; and
(2)  copy of the Application is attached to the Policy at the Date of Issue or at the time that an increase occurs.

EFFECTIVE DATE - The Policy takes effect on the Date of Issue shown on the Data Page upon:

(1)  payment of the initial premium, as shown on the Data Page; and
(2)  Policy delivery during the Insured's lifetime and good health.

Any Increase in Specified  Amount,  addition of a rider, or reinstatement of coverage will take effect on the Monthly Deduction Date that coincides with or next follows the date We approve an Application for such change or for  reinstatement of this Policy.  Policy
Years, anniversaries, and months are measured from the Date of Issue.

INCONTESTABILITY  - This Policy will be incontestable  after it has been in force during the Insured's lifetime for 2 years from the
Date of Issue  except for  nonpayment  of premium and except as to any  provision  or  condition  relating to  disability  benefits, additional  benefits  for  accidental  death or fraud (if  permitted by the  jurisdiction  in which this Policy is  delivered).  Any
Increase in coverage,  addition of a rider after the Date of Issue, or any reinstatement  shall be incontestable,  after it has been in force during the Insured's  lifetime for 2 years after the effective  date of such  increase in coverage,  addition of rider,  or reinstatement,  except as to any provision relating to disability  benefits,  additional benefits for accidental death, or fraud (if permitted by the  jurisdiction  in which this Policy is  delivered).  The basis of contest by Us shall be the answers  stated in the relevant Applications for such Policy event.

MODIFICATIONS - We reserve the right to modify  provisions of this Policy to comply with  applicable  law. Any  modification of this
Policy must be in writing and signed by the  president or vice  president of Our Company.  We do not authorize Our agents to modify, waive, or extend any conditions of this Policy.

ANNUAL  REPORT - We will  send You and any  assignee  of  record a report  at least  once a year.  This  report  will  show  current information about the Policy.

ASSIGNMENT - No  assignment  will bind Us until  recorded at Our Home Office.  We are not  obligated  to see that an  assignment  is valid or  sufficient.  Any claim by an assignee is subject to proof of the  validity  and extent of the  assignee's  interest in the
Policy.  Assignments,  unless  otherwise  specified by You, shall take effect on the date You signed the assignment,  subject to any payments made or actions taken by Us prior to the receipt of this notice.

CONFORMITY  WITH IIPRC  STANDARDS  - This Policy was  approved  under the  authority  of the IIPRC and issued  under the  commission standards.  Any  provision  within this Policy on the Date of Issue that is in conflict  with the IIPRC  standards  for this product type is hereby amended to conform to the IIPRC standards for this product type as of the Policy's Date of Issue.

                                                         SETTLEMENT OPTIONS

AVAILABILITY OF SETTLEMENT  OPTIONS - All or part of the Death Benefit proceeds may be applied to any of the following  options.  We will first  discharge in a single sum any  liability  under an assignment of the Policy and any  applicable  premium  related-taxes, fees, or assessments imposed by any federal,  state,  municipal or other government  authority.  The remaining amount is the net sum payable.  Other  options  can be used if  agreed  to by Us. If You have not  elected  an option  before  the  Insured's  death,  the
Beneficiary may choose one.  Any election or change must be by Written Request.  Our consent is required for any of the following:

(1)  any payment to joint or successive Payees;
(2)  any payment to a corporation, association, partnership, trustee, or estate; or
(3)  any change in an option previously elected.

We do not have to apply to an option a net sum payable of less than $2,000.00 for any Payee.

SETTLEMENT OPTIONS -The Settlement Options Tables, referred to in this provision, begin on the next page. The options are:

OPTION  1.  Installments  for a Fixed  Period.  Equal  installments  will be paid for a fixed  number of  years.  The  amount of the installments  will be based on Table A.  Installments  will include  interest at the effective rate of 1.5% per year. At Our option, additional interest may be paid.

OPTION 2.  Installments for a Fixed Period and Life  Thereafter.  Equal monthly  installments  will be paid for as long as the Payee lives with  installments  certain for a fixed period.  The fixed period is 10 years under Table B, 20 years under Table C, or for as long as the payee lives under Table D.

OPTION 3.  Installments of a Fixed Amount.  Equal annual,  semi-annual,  quarterly,  or monthly  installments  will be paid. The sum of the installments paid in a year must be at least $40.00 for each $1,000.00 of the net sum payable.

Installments  will be paid until the total of the  following  amounts is  exhausted:  (1) the net sum payable;  plus (2) interest at the effective rate of 1.5% per year; plus (3) any additional interest that We may elect to pay.

The  final  installment  shall  be the  balance  of the net sum  payable  plus  interest,  and may be more or less  than  the  other installments.

OPTION 4.  Interest  Payment.  We will hold the net sum payable at interest.  Interest  will be paid at the  effective  rate of 1.5%
per year.  Additional  interest  may be paid at Our option.  On interest due dates,  an amount of at least  $100.00 may be withdrawn from the amount held.  If the amount held falls below $2,000.00, We will pay the entire amount held to the Payee.

GENERAL  PROVISIONS  RELATING  TO  SETTLEMENT  OPTIONS - You may  surrender  the  Contract  at or  before  the  commencement  of any distribution.  The  first  payment  under  Option 1, 2, or 3 is paid on the date the  amount is  applied  to the  option.  The first payment  under Option 4 is paid at the end of the first  interest  period.  The first  payment may be  postponed  for up to 10 years with Our consent.  If so, the amount  applied to the option will  accumulate  with compound  interest at the effective  rate of 1.5%
per year.  To avoid making payments of less than $20.00 each, We can do either or both of the following:

(1)      change the payments to a quarterly, semi-annual, or annual basis; or
(2)      reduce the number of payments.

If You elect an option, You can withhold the Beneficiary's right to assign, encumber, or commute any unpaid amount.

Except to the extent  permitted by law,  unpaid amounts are not subject to any claims of a  Beneficiary's  creditor.  In no case may life  contingent  payments  under Option 2 be commuted.  At Our option,  payments  under the other options may be commuted.  When an option is  commuted,  the  effective  interest  rate used to compute the  settlement  option plus 1% will be used to  calculate  the discount.

If the payee under Options 1, 2, 3, or 4 dies after payments under the option has started, We will:

(1)      under Options 1 and 2, pay the commuted value of any unpaid fixed period payments to the payee's estate; or
(2)      under Options 3 and 4, pay any balance held by Us to the payee's estate.

With Our consent, the option elected may provide for payment in another manner.

BASIS OF  CALCULATIONS - The payment  amounts  illustrated  in the Settlement  Option Tables are based on the Annuity 2000 Mortality
Table and 1.5% interest.  The attained age at settlement  will be adjusted  downward by one year for each full five year period that has elapsed since  January 1, 2000.  Benefits at the time of their  commencement  will not be less than those that would be provided by the application of the Surrender Value to purchase a single  consideration  immediate  annuity contract at purchase rates offered by Us at the same time to the same class of annuitants.

                                                      SETTLEMENT OPTION TABLES

OPTION 1 - TABLE A
MONTHLY PAYMENTS FOR EACH $1000.00 OF THE NET SUM PAYABLE
Multiply the monthly payment by 2.993 to obtain the quarterly payment,  by 5.969 to obtain the semi-annual  payment and by 11.868 to obtain the annual payment.

   ----------- ------------ --------- ------------ --------- ----------- ---------- ----------- ---------- -----------
     Years     Amount        Years    Amount        Years    Amount        Years    Amount        Years    Amount
   ----------- ------------ --------- ------------ --------- ----------- ---------- ----------- ---------- -----------
       1         $83.90        7        $12.53        13       $7.05        19         $5.03       25        $3.99
       2          42.26        8         11.04        14        6.59        20          4.81       26         3.86
       3          28.39        9          9.89        15        6.20        21          4.62       27         3.75
       4          21.45        10         8.96        16        5.85        22          4.44       28         3.64
       5          17.28        11         8.21        17        5.55        23          4.28       29         3.54
       6          14.51        12         7.58        18        5.27        24          4.13       30         3.44
   ----------- ------------ --------- ------------ --------- ----------- ---------- ----------- ---------- -----------

                                                      SETTLEMENT OPTION TABLES
OPTION 2 - TABLE B, C AND D
MONTHLY PAYMENT FOR LIFE FOR EACH $1,000.00 OF THE NET SUM PAYABLE
Age in years means age of payee on birthday  prior to the due date of the first  payment.  For Tables B and C,  multiply the monthly payment by 2.993 to obtain the quarterly  payment,  by 5.969 to obtain the semi-annual  payment,  and by 11.868 to obtain the annual payment.  For Table D, amounts for payments other than monthly are available on request.

--------------- -------------- --------------- --------------- ----------- --------------- --------------- ---------------
     AGE           TABLE B        TABLE C         TABLE D         AGE         TABLE B         TABLE C         TABLE D
                 Guaranteed      Guaranteed                                  Guaranteed      Guaranteed
      IN           Period          Period           Life           IN          Period          Period           Life
    YEARS          10Years        20Years           Only         YEARS        10Years         20Years           Only
--------------- -------------- --------------- --------------- ----------- --------------- --------------- ---------------
--------------- -------------- --------------- --------------- ----------- --------------- --------------- ---------------
     Male          Amount          Amount          Amount        Female        Amount          Amount          Amount
--------------- -------------- --------------- --------------- ----------- --------------- --------------- ---------------
      46            $2.98          $2.93           $2.99           46          $2.78           $2.76           $2.79
      47            3.04            2.98            3.05           47           2.83            2.80            2.84
      48            3.10            3.03            3.11           48           2.88            2.85            2.89
      49            3.16            3.09            3.18           49           2.94            2.90            2.94
        50          3.22            3.14            3.25           50           2.99            2.95            3.00
      51            3.29            3.20            3.32           51           3.05            3.00            3.06
      52            3.36            3.26            3.39           52           3.11            3.06            3.13
      53            3.44            3.32            3.47           53           3.18            3.12            3.19
      54            3.51            3.39            3.55           54           3.25            3.18            3.26
      55            3.60            3.45            3.64           55           3.32            3.24            3.34
      56            3.68            3.52            3.73           56           3.39            3.30            3.42
      57            3.77            3.58            3.82           57           3.47            3.37            3.50
      58            3.87            3.65            3.93           58           3.56            3.44            3.59
      59            3.97            3.72            4.03           59           3.64            3.51            3.68
      60            4.08            3.79            4.15           60           3.74            3.58            3.78
      61            4.19            3.86            4.27           61           3.84            3.66            3.88
      62            4.30            3.93            4.40           62           3.94            3.73            3.99
      63            4.43            4.00            4.54           63           4.05            3.81            4.11
      64            4.56            4.07            4.69           64           4.16            3.88            4.23
      65            4.69            4.14            4.85           65           4.29            3.96            4.37
      66            4.83            4.21            5.02           66           4.41            4.04            4.51
      67            4.98            4.27            5.20           67           4.55            4.11            4.66
      68            5.13            4.33            5.40           68           4.69            4.19            4.83
      69            5.29            4.39            5.60           69           4.84            4.26            5.00
      70            5.45            4.44            5.82           70           5.00            4.33            5.19
      71            5.62            4.49            6.06           71           5.17            4.39            5.40
      72            5.79            4.54            6.30           72           5.34            4.45            5.62
      73            5.97            4.58            6.57           73           5.53            4.51            5.86
      74            6.15            4.62            6.85           74           5.72            4.55            6.11
      75            6.33            4.65            7.16           75           5.91            4.60            6.39
      76            6.51            4.68            7.48           76           6.11            4.64            6.69
      77            6.69            4.71            7.83           77           6.32            4.67            7.02
      78            6.87            4.73            8.20           78           6.52            4.70            7.37
      79            7.05            4.75            8.60           79           6.73            4.73            7.75
     80**           7.23            4.76            9.02          80**          6.94            4.75            8.17
--------------- -------------- --------------- --------------- ----------- --------------- --------------- ---------------
          ** and over

                                                          ALPHABETIC GUIDE

                                                                                                            PAGE
Accumulation Value..........................................................................................  10
Addition, Deletion or Substitution of Investment......................................................      9-10
Age at Issue.......................................................................................... Data Page
Allocation of Premiums..............................................................................           8
American National Fixed Account.....................................................................           9
American National Variable Life Separate Account................................................               9
Annual Report.......................................................................................          15
Assignment..........................................................................................          15
Availability of Settlement Options..................................................................          15
Basis of Calculations...............................................................................          16
Basis of Computations...............................................................................          13
Beneficiary Interest................................................................................          14
Change of Beneficiary...............................................................................          14
Change in Death Benefit Option.......................................................................          7
Changes to Policy Upon Election......................................................................      13-14
Conditions for Election..............................................................................         13
Conformity with IIPRC Standards......................................................................         15
Continuation of Insurance............................................................................         11
Contract and Representations..........................................................................        14
Cost of Insurance.....................................................................................        11
Date of Issue......................................................................................... Data Page
Death Benefit.........................................................................................         4
Death Benefit Proceeds................................................................................         6
Decrease in Specified Amount..........................................................................         7
Deferment of Payments and Emergency Procedure.............................................                    10
Effective Date........................................................................................        14
Elective Increase in Specified Amount...............................................................           7
Fixed Account Accumulation Value.....................................................................         11
Full Surrender........................................................................................        12
General Provisions for Settlement Options............................................................         16
Grace Period..........................................................................................         8
Guaranteed Coverage Benefit...........................................................................         8
Incontestability......................................................................................        15
Loan..................................................................................................   12 - 13
Misstatement of Age and Sex...........................................................................         6
Modifications............................................................................................     15
Monthly Deduction........................................................................................     11
Monthly Deduction Due at Death.........................................................................        6
Net Amount at Risk.......................................................................................     11
Overloan Protection Benefit..............................................................................     13
Overloan Protection Benefit Charge.....................................................................       13
Owner......................................................................................................   14
Partial Surrender..........................................................................................   12
Payment of the Death Benefit...........................................................................        5
Planned Periodic Premium...............................................................................        8
Policy Debt Adjustment...................................................................................      6
Premium Payment..........................................................................................      7
Reinstatement...............................................................................................   8
Separate Account Accumulation Value...............................................................            10
Settlement Options........................................................................................ 15-16
Settlement Option Tables.................................................................................  16-17
Specified Amount.....................................................................................  Date Page
Specified Amount After an Election..................................................................          13
Subaccounts..........................................................................................          9
Suicide..............................................................................................          6
Surrender Charge......................................................................................        12
Surrender Value.......................................................................................        12
Table of Corridor Percentages.........................................................................         6
Tax Consequences......................................................................................        13
Termination of Coverage...............................................................................         8
The Unit Value........................................................................................        10
Transfers.............................................................................................         9
Unscheduled Premiums..................................................................................         8

                                        FLEXIBLE PREMIUM VARIABLE ADJUSTABLE LIFE INSURANCE
                                    INVESTMENT EXPERIENCE REFLECTED IN SOME VALUES AND BENEFITS.
                                                  NONPARTICIPATING. NO DIVIDENDS.